UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The

Securities Exchange Act of 1934

Date of Report - January 20, 2010

(Date of earliest event reported)

INGERSOLL-RAND PLC

(Exact name of registrant as specified in its charter)

Ireland	001-34400	98-0626632
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

170/175 Lakeview Drive

Airside Business Park

Swords, Co. Dublin

Ireland

(Address of principal executive offices, including zip code)

(353)(0)18707400

(Registrant’s phone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously disclosed, in July 2007, Ingersoll-Rand plc (the “Company”) received a notice from the IRS containing proposed adjustments to the Company’s tax filings in connection with an audit of the 2001 and 2002 tax years. The most significant adjustments proposed by the IRS involved treating the entire intercompany debt incurred in connection with the Company’s reincorporation in Bermuda as equity. As a result of this recharacterization, the IRS disallowed the deduction of interest paid on the debt and imposed dividend withholding taxes on the payments denominated as interest. These adjustments proposed by the IRS, if upheld in their entirety, would result in additional taxes with respect to 2002 of approximately $190 million plus interest, and would require the Company to record additional charges associated with this matter.

On January 12, 2010, the Company received an amended notice from the IRS eliminating its proposed $190 million adjustment and its assertion that the intercompany debt incurred in connection with the Company’s reincorporation in Bermuda should be treated as equity. However, the IRS continues to assert an alternate position and propose adjustments to the Company’s 2001 and 2002 tax filings. Under this alternate position, the IRS proposes to ignore the entities to which the interest was paid and imposes a 30% withholding tax on certain of the intercompany interest payments as if they were made directly to a company not qualifying for reduced withholding rates under a U.S. income tax treaty. Under this alternative, the IRS asserts that the Company owes additional taxes with respect to 2002 of approximately $84 million plus interest. If this position were upheld in its entirety the Company would be required to record additional charges. In addition, the IRS provided notice on January 19, 2010, that it is assessing penalties of 30% on the asserted underpayment of tax described above.

At this time, the IRS has not yet begun its examination of the Company’s relevant tax filings for years subsequent to 2002. However, if these adjustments or a portion of the adjustments proposed by the IRS are ultimately sustained, it is likely to also affect subsequent tax years.

The Company, in consultation with its outside advisors, carefully considered the form and substance of the Company’s intercompany financing arrangements including the actions necessary to qualify for the benefits of the applicable U.S. income tax treaties. The Company believes that these financing arrangements are in accordance with the laws of the relevant jurisdictions including the U.S., that the entities involved should be respected and that the interest payments qualify for the U.S income tax treaty benefits claimed. The Company has and intends to continue to vigorously contest these proposed adjustments.

Although the outcome of this matter cannot be predicted with certainty, based upon an analysis of the strength of its position, the Company believes that it is adequately reserved for this matter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGERSOLL-RAND PLC
(Registrant)

Date: January 20, 2010	By:	/S/ STEVEN R. SHAWLEY
Steven R. Shawley
Senior Vice President and Chief Financial Officer
Principal Financial Officer